UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 26, 2006

Neutron Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

005-80243	98-0338100

(Commission File Number)	(IRS Employer Identification No.)

450 Matheson Blvd. East, Unit 67 Mississauga, Ontario, Canada	L4Z 1R5

(Address of Principal Executive Offices)	(Zip Code)

(905) 2381777

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities And Trading Markets

Item 3.02    Unregistered Sales of Equity Securities.

     On June 26, 2006, Neutron Enterprises, Inc. (the “Company”, “we”, or “us”) issued an option to Rory Olson to purchase 4,000,000 shares of common stock in connection with retaining him to serve as the Chief Executive Officer of the Company. The option has a term of five years, is exercisable at $2.00 per share, and vests in equal semi-annual installments over a two-year period commencing on the date of grant. In the event that Mr. Olson is terminated without cause or is constructively dismissed prior to June 25, 2007, options to purchase 2,000,000 shares vest immediately, or if Mr. Olson is terminated without cause or is constructively dismissed after June 25, 2007, the option vests in full. Upon a change of control (defined as any person obtaining beneficial ownership of 30% or more of the Company’s outstanding shares) or the sale of substantially all of the Company’s assets, the option vests in full.

     On July 1, 2006, we issued an option to Mitchell Rosen to purchase 1,500,000 shares of common stock in connection with retaining him to serve as the Executive Vice President of the Company, and an option to Mark Wolinsky to purchase 800,000 shares of common stock in connection with retaining him to serve as the Chief Operating Officer of the Company. The options have a term of five years, are exercisable at $2.00 per share, and vest in four equal installment on the last day of June and December. In the event that employment is terminated without cause during the first 12 months of employment, 50% of the options vest immediately and if employment is terminated after completing 12 months of employment, the options vest in full.

     The forgoing securities were issued in a private placement transaction to three executive officers of the Company who are accredited investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), without payment of underwriting discounts or commissions to any person.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neutron Enterprises, Inc.

Date: July 10, 2006	By:	/s/ Ciaran Griffin
Ciaran Griffin
Chief Financial Officer